Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Ann Arbor, Michigan — February 25, 2005

      Kaydon Corporation (NYSE: KDN) today reported net income for the fourth quarter 2004 of $10.0 million or $.33 per common share on a diluted basis, based on 34.8 million common shares outstanding. Net income for the fourth quarter 2003 was $11.2 million or $.37 per common share on a diluted basis, based on 34.7 million common shares outstanding. Diluted earnings per common share calculations reflect the provisions of the final consensus of the Emerging Issues Task Force (EITF) on EITF 04-8, “The Effects of Contingently Convertible Instruments on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023, should be included in diluted earnings per share computations regardless of whether or not the market price trigger has been met. As previously reported, fourth quarter 2003 results included, on a pre-tax basis, net favorable adjustments totaling $4.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of real estate, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units. In total, these items increased fourth quarter 2003 net income by $3.2 million.

Full Year 2004 Highlights

•	Sales increased 13.5 percent due to strengthened demand.

•	Operating income increased 17.6 percent compared to full year 2003, which included net favorable adjustments totaling $3.9 million.

•	Net income increased 13.6 percent compared to full year 2003, which included net favorable adjustments totaling $2.5 million.

•	Order entry increased 17.0 percent to $354.1 million.

•	Operating margins at 19.6 percent were 69 basis points higher than full year 2003, when operating income included net favorable adjustments totaling $3.9 million.

•	Backlog increased to $117.2 million, reflecting continued strength in the manufacturing economy.

•	Cash and cash equivalents increased to $278.6 million.

•	EBITDA, a non-GAAP measure, improved 15.3 percent to $80.2 million, equal to 24.0 percent of sales, and covered interest expense by more than 8.3 times.

      Beginning with the fourth quarter of 2004, Kaydon’s diluted earnings per common share calculations reflect the provisions of the final consensus of the Emerging Issues Task Force (EITF) on EITF 04-8, “The Effects of Contingently Convertible Instruments on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023 (the “Notes”), should be included in diluted earnings per share computations regardless of whether or not the market price trigger has been met. The Notes are convertible into Kaydon common stock once the common stock has traded above $34.99 for a stated period of time (market price trigger). Because this new accounting rule is required to be applied retroactively to the May 2003 issuance of the Notes, the fourth quarter 2003 diluted earnings per common share figure, previously reported as $.40, has been restated in accordance with EITF 04-8. The impact of adopting the new accounting rule is a reduction in diluted earnings per common share, but not a reduction in net income.

      Sales during the fourth quarter of 2004 were $82.8 million, an increase of 4.6 percent as compared to $79.1 million in 2003’s fourth quarter. Increased demand for specialty bearings, linear deceleration products, and metal alloys from various defense, semiconductor, and industrial markets was partially offset by the effects of a work stoppage at the Company’s Baltimore, Maryland facility, which has since been settled.

Additional Data on Fourth Quarter and Full Year 2004 Results

      Sales during full year 2004 equaled $333.8 million, an increase of 13.5 percent compared to $294.1 million during 2003. Operating income during 2004 was $65.5 million, compared to $55.7 million in 2003, an increase of 17.6 percent. Net income for 2004 was $38.4 million or $1.27 per common share on a diluted basis, compared with net income of $33.8 million or $1.14 per common share on a diluted basis for 2003. The 2003 diluted earnings per common share figure, previously reported as $1.18, has been restated in accordance with EITF 04-8. 2004 results include a full year of interest charges on the Company’s $200 million of 4% Contingent Convertible Senior Subordinated Notes, compared with a little over seven months of interest charges recorded in 2003. Also, as previously reported, 2003 results included on a pre-tax basis, a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $0.9 million gain on the sale of a building, and the $0.8 million negative effect of restructuring charges.

      Expenses related to Sarbanes-Oxley compliance equaled $1.4 million during the fourth quarter of 2004, and equaled $2.6 million during full year 2004. Expenses related to acquisition initiatives equaled $0.3 million during the fourth quarter of 2004, and equaled $1.2 million during full year 2004. In total, these costs increased $3.4 million during full year 2004 compared to full year 2003.

      Fourth quarter 2004 results were favorably affected by approximately $0.7 million, net, primarily as the result of a $1.1 million reduction in the Company’s environmental reserves, to the current estimated reserve of $2.1 million. This favorable impact was partially offset by the effects of a work stoppage at the Company’s Baltimore, Maryland facility, which began on December 5, 2004, and ended on January 22, 2005.

      Primarily as a result of higher foreign taxes, the effective tax rate during both the fourth quarter and full year 2004 equaled 36 percent, compared with 35 percent in both the fourth quarter and full year 2003.

      Order entry during the fourth quarter of 2004 equaled $93.8 million, making it the strongest quarter of the year, and bringing total order entry for 2004 to $354.1 million, a 17.0 percent increase over 2003. Backlog equaled $117.2 million at December 31, 2004, compared to a backlog of $96.9 million at December 31, 2003, a 21.0 percent increase. Based on current order trends, and including the effect of the recently announced acquisition of Purafil, Inc., backlog levels continue to increase.

      Net cash flow from operating activities during the fourth quarter 2004 equaled $17.2 million, compared to fourth quarter 2003 cash flow from operations of $18.1 million. During the fourth quarter 2004, the Company paid common stock dividends of $3.4 million and invested $5.1 million in net capital expenditures. Net cash flow from operating activities for full year 2004 totaled $54.0 million, compared to $60.6 million during 2003, as higher net income in 2004 was more than offset by increases in inventory to support higher sales and order activity. During 2004, the Company repurchased a total of 75,600 shares of Company common stock for $2.1 million, paid common stock dividends of $13.5 million, and invested $12.4 million in net capital expenditures.

      Free cash flow, defined as net cash flow from operating activities less capital expenditures, a non-GAAP measure, equaled $12.1 million during the fourth quarter 2004 as compared to $13.4 million during the fourth quarter 2003. Free cash flow for full year 2004 equaled $41.6 million, compared to $48.7 million during 2003, as full year 2004 and the fourth quarter were affected by increased working capital levels resulting from higher sales and order activity. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.

      Depreciation and amortization during the fourth quarter 2004 equaled $3.7 million, compared to $3.2 million during the fourth quarter of 2003. Depreciation and amortization for 2004 equaled $14.7 million, compared to $13.9 million in 2003.

      EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $20.4 million during the fourth quarter 2004 as compared to $22.2 million during the fourth quarter 2003. Fourth quarter 2003 EBITDA was positively affected by the aforementioned net favorable adjustments totaling $4.9 million on a pre-tax basis. Without these adjustments fourth quarter 2003 EBITDA would have equaled $17.3 million. For the full year 2004, EBITDA equaled $80.2 million, an increase of 15.3 percent over the $69.6 million of EBITDA generated in 2003, which included net favorable adjustments totaling $3.9 million on a pre-tax basis. Without these adjustments full year 2003 EBITDA would have equaled $65.7 million. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

      The Company’s cash and cash equivalents equaled $278.6 million at December 31, 2004.

Segment Discussion

      During the fourth quarter of 2004 sales of the Friction and Motion Control Products segment equaled $41.5 million, a 13.2 percent increase over the fourth quarter of 2003. Operating income during this year’s fourth quarter equaled $10.7 million compared to $10.5 million in the fourth quarter of 2003. As previously reported, fourth quarter 2003 operating profit included $1.4 million of the aforementioned favorable adjustments related to the settlement of a legal matter and the gain on the sale of a building. During 2004, sales of the Friction and Motion Control Products segment increased $25.2 million, to $163.8 million, or 18.2 percent when compared with 2003. Operating income increased $10.2 million or 33.0 percent, to $41.0 million. This segment was positively affected throughout 2004 by increased demand for specialty bearings utilized in various defense and key commercial markets.

      Fourth quarter sales of the Velocity Control Products segment, aided by increased product demand from a variety of industrial markets, a small product line acquisition completed in September, and the impact of favorable foreign exchange rates, increased $1.3 million, to $12.3 million, or 11.6 percent when compared with 2003. As a result of employee severance and Sarbanes-Oxley compliance costs at certain foreign locations, fourth quarter operating income decreased $0.4 million, to $1.2 million. As a result of strong demand from industrial markets around the world and favorable foreign exchange rates, full year 2004 sales of this segment increased 18.4 percent, to $51.0 million, compared with 2003, and operating income increased 44.1 percent, to $11.8 million.

      Primarily as a result of the previously mentioned work stoppage at the Baltimore, Maryland facility, which began on December 5, 2004, fourth quarter sales of the Sealing Products segment decreased $2.8 million, or 28.6 percent, to $6.9 million, and operating income decreased $1.1 million, or 85.3 percent, to $0.2 million, when compared with 2003. Reflecting the effects of the work stoppage, full year 2004 sales of this segment decreased 6.8 percent, to $35.0 million, when compared with 2003. As the result of a strong first three quarters, 2004 operating income increased 26.7 percent, to $5.8 million, compared with 2003.

      During the fourth quarter of 2004, sales of the Power and Data Transmission Products segment decreased $0.5 million, or 4.6 percent, to $10.5 million, when compared with 2003. Operating income equaled $0.1 million, compared to an operating loss of $(0.5) million in the fourth quarter of 2003. As was previously reported, fourth quarter 2003 operating results were negatively affected by various, primarily inventory-related, adjustments at one business unit in this segment. During 2004, sales of the Power and Data Transmission Products segment increased $1.5 million, to $37.1 million, or 4.1 percent when compared with 2003. Operating income remained relatively flat at $0.9 million, compared with $1.1 million in 2003.

      Sales of the Company’s remaining businesses equaled $11.5 million during the fourth quarter of 2004, an increase from 2003 of $0.8 million or 7.3 percent, due primarily to higher prices on sales of metal alloys caused by the pass through of higher raw material prices. Operating income for these businesses totaled $1.2 million in the fourth quarter, down slightly from $1.3 million in 2003. For the full year 2004, sales of this segment increased 19.7 percent, to $46.9 million, compared with 2003. Including a $1.9 million goodwill impairment loss incurred in the second quarter of 2004, operating income decreased to $2.2 million, compared with $3.3 million in 2003.

      Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “Higher end-market demand and the effects of our lean manufacturing, Kaydon Six Sigma, and market share initiatives were evident in 2004, as our financial results improved significantly from 2003 despite substantial expenses related to Sarbanes-Oxley compliance and the effect of higher raw material costs. Fourth quarter orders were the highest for any quarter during a very strong 2004, and the year-end backlog is 21.0 percent higher than it was at the end of 2003. Based on positive order and backlog trends, plus ongoing operational efficiencies, we remain highly optimistic about our prospects for the current year.”

      In commenting further, Mr. Campbell stated, “Kaydon’s balance sheet is highly liquid and, combined with other available financial resources, provides us an important resource to drive strategic growth and diversification, a high priority initiative, as evidenced by our recently announced acquisition of Purafil, Inc., the world leader in the manufacture and distribution of gas-phase air filtration systems and media. As we have said before, our business model works, our strategies are on target, and Kaydon people across the globe are committed to our continued operational excellence and growth.”

      Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

      Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2004 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-967-7135 and providing the following passcode number: 433882. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

      Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

      https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsrnxsdvddsns or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “4Q and Full Year 2004 Earnings Conference Call” icon.

      To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, March 4, 2005 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 9480706.

      Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

      Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

      Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter			Full Year Ended

	December 31,	December 31,		December 31,	December 31,
	2004	2003		2004	2003
Net sales	$82,765,000	$79,139,000		$333,811,000	$294,092,000

Cost of sales	50,654,000	49,049,000		204,668,000	188,508,000

Gross profit	32,111,000	30,090,000		129,143,000	105,584,000

Selling, general, and administrative expenses	15,453,000	11,009,000		63,606,000	49,862,000

Operating income	16,658,000	19,081,000	(1)	65,537,000	55,722,000	(3)

Interest income	1,379,000	730,000		3,987,000	2,493,000

Interest expense	(2,399,000)	(2,596,000)		(9,589,000)	(6,289,000)

Income before income taxes	15,638,000	17,215,000		59,935,000	51,926,000

Provision for income taxes	5,630,000	6,025,000		21,577,000	18,174,000

Net income	$10,008,000	$11,190,000	(2)	$38,358,000	$33,752,000	(4)

Weighted average common shares outstanding
Basic	27,846,000	27,779,000		27,872,000	28,579,000
Diluted	34,776,000	34,674,000		34,789,000	32,773,000

Earnings per share
Basic	$0.36	$0.40		$1.38	$1.18
Diluted	$0.33	$0.37	(2)	$1.27	$1.14	(4)

Dividends per share	$0.12	$0.12		$0.48	$0.48

(1)	Includes net favorable adjustments totaling $4.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of a building, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units.

(2)	Includes the $3.2 million after tax effect, $0.09 per share on a diluted basis, of the net favorable adjustments in footnote (1) above.

(3)	Includes net favorable adjustments totaling $3.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $0.9 million gain on the sale of a building, and the $0.8 million negative effect of restructuring charges.

(4)	Includes the $2.5 million after tax effect, $0.08 per share on a diluted basis, of the net favorable adjustments in footnote (3) above.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$278,586,000	$255,756,000
Accounts receivable, net	48,786,000	45,423,000
Inventories, net	55,730,000	44,840,000
Other current assets	9,925,000	14,231,000

Total current assets	393,027,000	360,250,000

Plant and equipment, net	86,028,000	84,707,000

Goodwill, net	113,375,000	112,183,000
Other intangible assets, net	9,200,000	8,903,000
Other assets	17,494,000	24,331,000

Total assets	$619,124,000	$590,374,000

Liabilities and Shareholders’ Equity:

Accounts payable	$17,735,000	$13,488,000
Accrued expenses	25,961,000	28,834,000

Total current liabilities	43,696,000	42,322,000

Long-term debt	200,066,000	200,128,000
Long-term liabilities	66,681,000	67,405,000

Total long-term liabilities	266,747,000	267,533,000

Shareholders’ equity	308,681,000	280,519,000

Total liabilities and shareholders’ equity	$619,124,000	$590,374,000

Kaydon Corporation
Reconciliation of Non-GAAP Measures

      Free cash flow (non-GAAP)

	Fourth Quarter Ended		Full Year Ended

	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net cash from operating activities (GAAP)	$17,232,000	$18,111,000	$53,983,000	$60,628,000
Capital expenditures	(5,148,000)	(4,712,000)	(12,365,000)	(11,918,000)

Free cash flow (non-GAAP)	$12,084,000	$13,399,000	$41,618,000	$48,710,000

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

      Earnings before interest, taxes, depreciation

        and amortizaton- EBITDA (non-GAAP)

	Fourth Quarter Ended			Full Year Ended

	December 31,	December 31,		December 31,	December 31,
	2004	2003		2004	2003
Net income (GAAP)	$10,008,000	$11,190,000		$38,358,000	$33,752,000
Net interest expense	1,020,000	1,866,000		5,602,000	3,796,000
Income tax expense	5,630,000	6,025,000		21,577,000	18,174,000
Depreciation and amortization	3,730,000	3,151,000		14,664,000	13,866,000

Earnings before interest, taxes, depreciation and amortizaton- EBITDA (non-GAAP)	$20,388,000	$22,232,000	(1)	$80,201,000	$69,588,000	(2)

(1)Includes net favorable adjustments totaling $4.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of a building, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units.

(2)Includes net favorable adjustments totaling $3.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $0.9 million gain on the sale of a building, and the $0.8 million negative effect of restructuring charges.

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Reportable Segment Information
(Amounts in thousands)

	Quarter Ended
	Dec. 31, 2004	Dec. 31, 2003
Net sales

Friction and Motion Control Products
External customers	$41,397	$36,582
Intersegment	82	56

	41,479	36,638

Velocity Control Products	12,278	10,997

Sealing Products
External customers	6,937	9,696
Intersegment	(14)	—

	6,923	9,696

Power and Data Transmission Products
External customers	10,607	11,112
Intersegment	(63)	(56)

	10,544	11,056

Other
External customers	11,546	10,752
Intersegment	(5)	—

	11,541	10,752

Total consolidated net sales	$82,765	$79,139

	Quarter Ended
Operating income (loss)	Dec. 31, 2004	Dec. 31, 2003
Friction and Motion Control Products	$10,719	$10,466
Velocity Control Products	1,215	1,630
Sealing Products	194	1,324
Power and Data Transmission Products	132	(514)
Other	1,166	1,314

Total segment operating income	13,426	14,220
State income tax provision included in segment operating income	299	24
Items not allocated to segment operating income	2,933	4,837
Interest expense	(2,399)	(2,596)
Interest income	1,379	730

Income from operations before income taxes	$15,638	$17,215

Reportable Segment Information
(Amounts in thousands)

	Full Year Ended
	Dec. 31, 2004	Dec. 31, 2003
Net sales
Friction and Motion Control Products
External customers	$163,491	$138,304
Intersegment	332	344

	163,823	138,648

Velocity Control Products	51,011	43,078

Sealing Products
External customers	35,035	37,510
Intersegment	(79)	—

	34,956	37,510

Power and Data Transmission Products
External customers	37,317	35,970
Intersegment	(237)	(344)

	37,080	35,626

Other
External customers	46,957	39,230
Intersegment	(16)	—

	46,941	39,230

Total consolidated net sales	$333,811	$294,092

	Full Year Ended
Operating income	Dec. 31, 2004	Dec. 31, 2003
Friction and Motion Control Products	$40,951	$30,787
Velocity Control Products	11,786	8,179
Sealing Products	5,797	4,576
Power and Data Transmission Products	944	1,065
Other	2,196	3,310

Total segment operating income	61,674	47,917
State income tax provision included in segment operating income	1,141	1,111
Items not allocated to segment operating income	2,722	6,694
Interest expense	(9,589)	(6,289)
Interest income	3,987	2,493

Income from operations before income taxes	$59,935	$51,926

KAYDON CORPORATION
2004 Restated Diluted Earnings Per Common Share — After Effect of EITF 04-8
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
Numerators:
Numerator for basic earnings per share, net income	$8,902	$9,944	$9,504	$10,008	$38,358
Interest and debt issuance costs amortization related to Contingent Convertible Notes, net of taxes	1,503	1,474	1,488	1,488	5,953

Numerator for diluted earnings per share	$10,405	$11,418	$10,992	$11,496	$44,311

Denominators:
Denominator for basic earnings per share, weighted average common shares outstanding	27,901	27,881	27,862	27,846	27,872
Potential dilutive shares resulting from stock options, restricted stock awards and phantom stock units	44	56	58	71	58
Dilutive shares resulting from Contingent Convertible Notes	6,859	6,859	6,859	6,859	6,859

Denominator for diluted earnings per share	34,804	34,796	34,779	34,776	34,789

Restated Diluted Earnings Per Common Share — After Effect of EITF 04-8	$0.30	$0.33	$0.32	$0.33	$1.27

Diluted Earnings Per Common Share — Before Effect of EITF 04-8 (non-GAAP)	$0.32	$0.36	$0.34	$0.36	$1.37

KAYDON CORPORATION
2003 Restated Diluted Earnings Per Common Share — After Effect of EITF 04-8
(In thousands, except per share amounts)

	First	Second	Third	Fourth		Full
	Quarter	Quarter	Quarter	Quarter		Year
Numerators:
Numerator for basic earnings per share, net income	$7,094	$8,316	$7,152	$11,190	(1)	$33,752	(3)
Interest and debt issuance costs amortization related to Contingent Convertible Notes, net of taxes	—	458	1,577	1,607		3,642

Numerator for diluted earnings per share	$7,094	$8,774	$8,729	$12,797		$37,394

Denominators:
Denominator for basic earnings per share, weighted average common shares outstanding	29,928	28,845	27,764	27,780		28,579
Potential dilutive shares resulting from stock options, restricted stock awards and phantom stock units	10	15	26	35		22
Dilutive shares resulting from Contingent Convertible Notes	—	2,713	6,859	6,859		4,172

Denominator for diluted earnings per share	29,938	31,573	34,649	34,674		32,773

Restated Diluted Earnings Per Common Share — After Effect of EITF 04-8	$0.24	$0.28	$0.25	$0.37	(1)	$1.14	(3)

Diluted Earnings Per Common Share — Before Effect of EITF 04-8 (non-GAAP)	$0.24	$0.29	$0.26	$0.40	(2)	$1.18	(4)

(1) Includes the $3.2 million after tax effect, $0.09 per share on a diluted basis, of the pre-tax net favorable adjustments totaling $4.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of a building, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units.

(2) Includes the $3.2 million after tax effect, $0.11 per share on a diluted basis, of the pre-tax net favorable adjustments totaling $4.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of a building, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units.

(3) Includes the $2.5 million after tax effect, $0.08 per share on a diluted basis, of the pre-tax net favorable adjustments totaling $3.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $0.9 million gain on the sale of a building, and the $0.8 million negative effect of restructuring charges.

(4) Includes the $2.5 million after tax effect, $0.09 per share on a diluted basis, of the pre-tax net favorable adjustments totaling $3.9 million, including a $3.8 million favorable impact related to the settlement of a product liability-related legal matter, a $0.9 million gain on the sale of a building, and the $0.8 million negative effect of restructuring charges.